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                                                                     EXHIBIT 16




Ernst & Young LLP                                  Phone:  813 225 4800
Certified Public Accountants                       www.ey.com
Suite 2200
100 North Tampa Street
Tampa, Florida  33602-5197




March 20, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read Item 4 of Form 8-K dated March 14, 2001, of Sykes Enterprises, Incorporated and are in agreement with the statements contained in the second and third sentence of the second paragraph and in the third, fourth and fifth paragraphs of Item 4 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                         Very truly yours,


                                         /s/ Ernst & Young LLP
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